EXHIBIT 16

                     [PricewaterhouseCoopers LLP Letterhead]

November 18, 1998



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the Current Report on Form 8-K of Stone Container Corporation dated November 18, 1998 and are in agreement with the statements contained in Item 4(a) therein.

Yours very truly,

/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP